UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 21, 2007

ELECTRONIC ARTS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-17948	94-2838567
(Commission File Number)	(IRS Employer Identification No.)

209 Redwood Shores Parkway, Redwood City, California 94065-1175

(Address of Principal Executive Offices) (Zip Code)

(650) 628-1500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure and Appointment of Executive Officers.

On February 26, 2007, Electronic Arts Inc. (the “Company”) announced that on February 21, 2007, the Company and John Riccitiello, age 47, entered into a letter of employment (the “Offer Letter”) under which the Company agreed to appoint Mr. Riccitiello as the Company’s Chief Executive Officer, effective April 2, 2007. Mr. Riccitiello will succeed Lawrence F. Probst, III, the Company’s current Chief Executive Officer and Chairman of the Board, who will continue with the Company in the capacity of Executive Chairman and as a member of the Board of Directors. Upon becoming Chief Executive Officer, Mr. Riccitiello will also become a member of the Board of Directors of the Company.

From October 1997 though April 2004, Mr. Riccitiello was the President and Chief Operating Officer of the Company. In May 2004, Mr. Riccitiello co-founded Elevation Partners, a private equity firm focused in the media and entertainment industry. Mr. Riccitiello intends to resign as a managing director of Elevation Partners prior to April 2, 2007. In November 2005, Mr. Riccitiello became Chief Executive Officer and Chairman of the Board of VG Holdings Corp., a video game development company resulting from the combination of Pandemic Studios, LLC and BioWare Corporation, companies in which Elevation Partners invested. Mr. Riccitiello intends to resign as Chief Executive Officer and Chairman of the Board of VG Holdings Corp. prior to April 2, 2007. Mr. Riccitiello holds a B.S. degree from the University of California, Berkeley. Mr. Riccitiello also serves on the board of directors of Hyperion Solutions Corporation, a business performance management software company, and Forbes Media LLC, a publishing and media company.

A copy of the press release dated February 26, 2007 is attached hereto as Exhibit 99.1.

Compensatory Arrangements with Mr. Riccitiello

A copy of the Offer Letter is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The following summary of the Offer Letter does not purport to be complete and is subject to and qualified in its entirety by reference to the attached agreement.

The material terms of the Offer Letter are as follows:

(a) Mr. Riccitiello’s annual base salary will be $750,000 and his target bonus percentage will be 100% of his annual base salary.

(b) The Company has agreed to grant to Mr. Riccitiello options to purchase a total of 850,000 shares of Common Stock of the Company pursuant to the Company’s 2000 Equity Incentive Plan as follows:

•

An option to purchase 300,000 shares, which will vest as to 24% of the shares on April 1, 2008, and will then vest in additional 2% increments on the first calendar day of each month thereafter for the following 38 months;

•	An option to purchase 275, 000 shares, which will fully vest on April 1, 2010; and

•	An option to purchase 275,000 shares, which will fully vest on April 1, 2012.

Mr. Riccitiello will participate in the compensation and benefit programs available to the Company’s executive officers.

Other Information

The Company has entered into Co-Publishing Agreements regarding the publishing of video games developed by VG Holdings Corp. The aggregate expected value of these transactions, together with an expected future transaction, representing contractual development payments and anticipated royalty payments from the Company to VG Holdings, based on currently forecasted sales of the video games being developed by VG Holdings, is approximately $71 million. This amount is heavily dependent on the future commercial success of these products, and could change materially. Mr. Riccitiello is not a party to these agreements and does not have a financial interest in these agreements. Mr. Riccitiello holds an indirect financial interest in VG Holdings Corp. as a result of his interest in the entity that controls Elevation Partners, L.P. and his interest in a limited partner of Elevation Partners, L.P.

There are no family relationships between Mr. Riccitiello and any director or executive officer of the Company which would require disclosure under Item 401(d) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Offer Letter dated February 12, 2007.

99.1	Press release dated February 26, 2007, relating to a change in executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC ARTS INC.

Dated: February 26, 2007	By:	/s/ Stephen G. Bené
Stephen G. Bené
Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Offer Letter dated February 12, 2007.

99.1	Press release dated February 26, 2007, relating to a change in executive officers.